Exhibit 99(a)

Windstream COO to leave company

Release date: Aug. 17, 2007

LITTLE ROCK, Ark. – Windstream Corporation (NYSE: WIN) today announced it is making a change in its operations management. Keith Paglusch, chief operating officer, is leaving Windstream effective immediately.

President and CEO Jeff Gardner will assume Paglusch’s responsibilities. Windstream has no immediate plans to fill the position.

“I thank Keith for his contributions to Windstream during our first year as a public company,” said Gardner.

About Windstream

Windstream Corporation provides voice, broadband and entertainment services to customers in 16 states. The company has approximately 3.2 million access lines and about $3.2 billion in annual revenues. For more information, visit www.windstream.com.

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Media Relations Contact:

David Avery, 501-748-5876

david.avery@windstream.com